PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 13, 1997                     REGISTRATION NO. 333-28451

                                   $63,400,000

                                   ITRON, INC.
                 6-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                       AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF
                                       AND
                        2,638,600 SHARES OF COMMON STOCK


           This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6 3/4% Convertible Subordinated Notes Due 2004 (the "Notes") of Itron, Inc. (the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

           This Prospectus Supplement should be read in conjunction with the Prospectus dated June 13, 1997 (the "Prospectus"), which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

           The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:


                                          NOTES AND CONVERSION SHARES                       SHARES
                                 --------------------------------------------      -------------------------
                                  PRINCIPAL
                                  AMOUNT OF
                                    NOTES                          NUMBER OF         SHARES
                                 BENEFICIALLY    PERCENTAGE       CONVERSION      BENEFICIALLY    NUMBER OF
                                  OWNED THAT      OF NOTES      SHARES THAT MAY    OWNED PRIOR   SHARES THAT
             NAME                MAY BE SOLD     OUTSTANDING      BE SOLD (1)      TO OFFERING   MAY BE SOLD
             ----                -----------     -----------    ---------------    -----------   -----------
Franklin Custodian Funds -
Utilities                          1,000,000        1.6              42,194

Any other holder of Notes
or future transferee, pledgee,
donee or successor of
or from any such
other holder.(3)(4)                       --         --                  --


                                                              SECURITIES
                                                           BENEFICIALLY OWNED
                                                              AFTER OFFERING
                                                        -------------------------


                                 SECURITIES TO BE
                                 SOLD--PERCENTAGE                   PERCENTAGE OF
                                  OF COMMON STOCK                    COMMON STOCK
             NAME                 OUTSTANDING (2)       AMOUNT       OUTSTANDING
             ----                ----------------       ------     --------------
Franklin Custodian Funds -
Utilities                               *                    0            --

Any other holder of Notes
or future transferee, pledgee,
donee or successor of
or from any such
other holder.(3)(4)                     *                    0            --


*Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $23.70 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,762,791 shares of Common Stock outstanding as of January 31, 1999, treating as outstanding the number of Conversion Shares issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes, but not assuming the conversion of the Notes or the exercise of warrants of any other Selling Securityholder.

(3) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(4) Assumes that any other holders of Notes, or any further transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
               CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                  SECURITIES OFFERED HEREBY, SEE "RISK FACTORS"
                     BEGINNING ON PAGE 6 OF THE PROSPECTUS.
                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

            The date of this Prospectus Supplement is March 12, 1999


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